CYCLO3PSS CORPORATION

                               WARRANT AGREEMENT

                         Dated as of November 5, 1997






                       INTERWEST TRANSFER COMPANY, INC.
                                (Warrant Agent)




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                               WARRANT AGREEMENT


      THIS WARRANT AGREEMENT dated as of November 5, 1997, is between CYCLO3PPS CORPORATION, a Delaware corporation (the "Company"), and INTERWEST TRANSFER COMPANY, INC. (the "Warrant Agent").

                                   RECITALS:

      WHEREAS, the Company has issued, in a private securities offering (the "Offering"), 1,000,000 Units of its securities, each Unit consisting of one share of common stock ("Share"), one redeemable Class "A" Common Stock Purchase Warrant ("Class "A" Warrant") and one redeemable Class "B" Common Stock Purchase Warrant ("Class "B" Warrant"); and

      WHEREAS, the Company desires to enter into this Agreement to establish the terms and conditions of the Warrants, to set forth the rights of the registered holders of the Warrants (the "Warrant Holders"), and to provide for the issuance, transfer, and exercise of the Warrants and other matters; and

      WHEREAS, the Company desires the Warrant Agent to act on behalf of the Company; and the Warrant Agent is willing to so act under the terms of this Agreement;

      NOW THEREFORE, in consideration of the mutual agreements stated in this Agreement, the Company and the Warrant Agent agree:

Section 1.  Warrants

      1.1. Subject to the provisions of this Agreement, each Class "A" Warrant shall entitle the Warrant Holder to purchase from the Company one fully-paid and nonassessable Share at a price of $2.60 per Share (the "Exercise Price"). The Class "A" Warrant will be exercisable at any time during the twelve (12) month period beginning on the date that the Shares issuable upon the exercise of the Class "A" Warrants are registered with the Securities and Exchange Commission. The actual time of expiration of the Class "A" Warrants is hereafter called the "Expiration Date." At the time of expiration of the Class "A" Warrants, any unexercised Class "A" Warrant will become void, and all rights of the Warrant Holders under the terms of the Warrant Certificates, this Agreement, and otherwise shall cease. The period in which the Warrants may be exercised is hereafter called the "Exercise Period."

      1.2. Subject to the provisions of this Agreement, each Class "B" Warrant shall entitle the Warrant Holder to purchase from the Company one fully-paid and nonassessable Share at a price of $2.75 per Share (called the "Exercise Price"). The Class "B" Warrant will be exercisable at any time during the three year period beginning on the termination date of the Offering. The actual time of expiration of the Warrants being called the "Expiration Date." At the time of expiration of the "B" Warrants, any unexercised "B" Warrant will become void, and all rights of the Warrant Holders

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under the terms of the Warrant Certificates,  this Agreement, and otherwise shall cease. The period in which the Warrants may be exercised is hereafter called the "Exercise Period."

Section 2.  Warrant Transferable

      Subject to compliance with the registration requirements of federal and state securities laws the Warrants may be transferred by a holder. The transferree shall be entitled to the rights and shall be subject to the limitations as the original holder.

Section 3.  Warrant Certificates

      3.1. The Warrant Certificates shall be in registered form only. The text of the Warrant Certificate, including the forms of exercise and assignment shall be substantially in the form set forth in Exhibit A attached to this Agreement. Warrant Certificates shall be signed by, or shall bear the facsimile signatures of, the president or a vice president of the Company, the secretary or assistant secretary of the Company, and shall bear a facsimile of the Company's corporate seal. If any person whose facsimile signature has been placed upon any Warrant Certificate as the signature of an officer of the Company shall have ceased to be such officer before such Warrant Certificate is countersigned, issued, and delivered, such Warrant Certificate may be countersigned, issued, and delivered with the same effect as if such person had not ceased to be such officer. Any Warrant Certificate may be signed by, or may bear the facsimile signature of, any person who at the actual date of the preparation of such Warrant Certificate shall be a proper officer of the Company to sign such Warrant Certificate even though such person was not such an officer upon the date of this Agreement.

      3.2. Warrant Certificates shall be manually countersigned by the Warrant Agent and shall not be valid for any purpose unless so countersigned. The Warrant Agent is hereby authorized to countersign and deliver to, or in accordance with the instructions of any Warrant Holder, any Warrant Certificate which is properly issued under the terms of this Agreement.

Section 4.  Registration of Transfer and Exchanges

      4.1. Until the Expiration Date, the Warrant Agent shall from time to time register the transfer of any outstanding Warrant Certificate upon records to be maintained by the Warrant Agent for such purpose, upon surrender of such Warrant Certificate to the Warrant Agent for transfer, accompanied by appropriate instruments of transfer in form satisfactory to the Company and the Warrant Agent and duly executed by the Warrant Holder or a duly authorized attorney. Upon any such registration of transfer, a new Warrant Certificate shall be issued in the name of and to the transferee, and the surrendered Warrant Certificate shall be canceled.

      4.2. Until the Expiration Date, any outstanding Warrant Certificate may be surrendered by the Warrant Holder to the Warrant Agent in exchange for other Warrant Certificates of like tenor, subject to any adjustment under Section 11. Warrant Certificates so surrendered for exchange shall be canceled.


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Section 5.  Redemption of Warrants.

        Class "A" Warrants are redeemable by the Company at $.005 per Redeemable Warrant on 10 days prior written notice, provided that the average closing bid price of the Common Stock equals or exceeds $2.85 per share for 10 consecutive trading days ending within 10 days prior to the notice of redemption. Class "B" Warrants are redeemable by the Company at $.005 per Redeemable Warrant on 30 days prior written notice, provided that the average closing bid price of the Common Stock equals or exceeds $3.25 per share for 10 consecutive trading days ending within 10 days prior to the notice of redemption.

Section 6.  Exercise of Warrants.

      6.1. Subject to the existence of a current registration statement covering the Warrant Shares, any whole number or all of the Warrants evidenced by any Warrant Certificate may be exercised during the Exercise Period. A Warrant shall be exercised by:

            A. The Warrant Holder by surrendering to the Warrant Agent a Warrant Certificate evidencing such number of Warrants, with the exercise form duly completed and executed, and paying to the Warrant Agent, in lawful money in the United States of America payable to the order of the Warrant Agent, the Exercise Price for each Share to be purchased; or

            B. The Warrant Holder, the Company and a registered broker-dealer entering into an Agreement providing for the exercise of the Warrants through the sale of the shares in a market transaction.

      6.2. If the exercise method set forth in Section 6.1 (a) above is elected by the Warrant Holder, then upon receipt of the Warrant Certificates with the exercise form thereon duly executed, together with payment in full of the Exercise Price for the Shares for which Warrants are then being exercised, the Warrant Agent shall escrow the money received for a period of seven days. After each seven day period, the Warrant Agent shall pay to the Company all funds cleared during the period. The Warrant Agent shall then requisition from any transfer agent for the Shares, and upon receipt shall make delivery of certificates evidencing the total number of whole shares for which Warrants are then being exercised, in such names and denominations as required for delivery to or in accordance with the instructions of the Warrant Holder. Such certificates for the Shares shall be deemed to be issued, and the person to whom such Shares are issued of record shall be deemed to have become a holder of record of such Shares, as of the date of the surrender of such Warrant
Certificates and payment of the Exercise Price, whichever shall last occur, provided that if the books of the Company with respect to the Shares shall be closed as of such date, the certificates for such Shares shall be deemed to be issued, and the person to whom such Shares are issued of record shall be deemed to have become a record holder of such Shares, as of the date on which such books shall next be open (whether before, on or after the Expiration Date) but at the Exercise Price and upon the other conditions in effect upon the date of surrender of the Warrant Certificate and payment of the Exercise Price, whichever shall have last occurred, to the Warrant Agent.


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      6.3. If less than all of the Warrants  evidenced by a Warrant  Certificate are exercised upon a single occasion, a new Warrant Certificate for the balance of the Warrants not so exercised shall be issued and delivered to, or in accordance with transfer instructions properly given by, the Warrant Holder.

      6.4. All Warrant Certificates surrendered upon exercise of Warrants shall be canceled.

Section 7.  Payment of Taxes.

      The Company shall not pay taxes attributable to the initial issuance of Shares upon exercise of Warrants nor shall the Company be required to pay any tax which may be payable in respect of any transfer involved in the issue of any Warrant Certificate or in the issuer of any certificates for Shares in a name other than that of the Warrant Holder upon the exercise of any Warrant.

Section 8.  Mutilated or Missing Warrant Certificates.

      If any Warrant Certificate is mutilated, lost, stolen, or destroyed, the Company and the Warrant Agent may, on such terms as to indemnify them or as they may otherwise in their discretion impose (which shall, in the case of a mutilated Warrant Certificate, include the surrender thereof), and upon receipt of evidence satisfactory to the Company and the Warrant Agent of such loss, theft or destruction, issue a substitute Warrant Certificate of like denomination and tenor as the Warrant Certificate so mutilated, lost, stolen or destroyed, and the Warrant Holder desires to exercise any Warrants evidenced thereby, the Company and the Warrant Agent may authorize such exercise upon receipt of such evidence and indemnity in lieu of issuing any substitute Warrant Certificate to evidence the Warrants so exercised.

Section 9.  Reservation of Shares

      The Company will at all times reserve and keep available, free from pre-emptive rights, the full number of Shares issuable upon the exercise of all outstanding Warrants.

Section 10.  Obtaining of Governmental Approvals and Stock Exchange Listings

      Within 45 days after the termination of the Offering, the Company will in good faith and as expeditiously as possible endeavor to secure registration of the shares underlying the warrants with federal and state securities agencies or to take such other action, as to allow the Shares to be issued as non-restricted Shares. In no event shall Shares be issued until such registration or qualifications shall have been obtained or such other action shall have been taken.

Section 11. Adjustments of Exercise Price and Either Shares Purchasable or Number of Warrants

      The Exercise Price and either the number of Shares purchasable upon exercise of each Warrant or the number of Warrants outstanding shall be subject to adjustment from time to time as provided in this section.


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      11.1. In case,  prior to the  expiration of the Warrants by exercise or by their terms, the Company shall issue any shares of its Common Stock as a stock dividend or shall subdivide the number of outstanding shares of its Common Stock into a greater number of shares, then, the applicable purchase price per share of the Shares of Common Stock purchasable pursuant to the Warrants shall be proportionately reduced and the number of Shares at that time purchasable pursuant to the Warrants shall be proportionately increased; and, conversely, in the event that the Company shall reduce the number of outstanding shares of Common Stock by combining such Shares into a smaller number of Shares, then, the applicable purchase price per Share of the Shares of Common Stock purchasable pursuant to the Warrants shall be proportionately increased and the number of Shares of Common Stock at that time purchasable pursuant to the Warrants shall be proportionately decreased. Any dividend paid or distributed upon the Common Stock in stock of any other class or securities convertible into shares of Common Stock shall be treated as a dividend paid in Common Stock to the extent that shares of Common Stock are issuable upon the conversion thereof.

      11.2. In case, prior to the expiration of the Warrants by exercise or by their terms, the Company shall be recapitalized or in case the Company or a successor corporation shall consolidate or merge with or convey all or substantially all of its, or of any successor corporation's property and assets to any other corporation or corporations (any such other corporation being included within the meaning of the term "successor corporation" hereinbefore used in the event of any consolidation or merger of any such other corporation with, or the sale of all or substantially all of the property of any such other corporation to, another corporation or corporations), then, as a condition of such recapitalization, consolidation, merger of conveyance, lawful and adequate provision shall be made whereby the holders of the Warrants shall thereafter have the right to purchase, upon the terms and conditions specified in the Warrants, in lieu of the shares of Common Stock of the Company theretofore purchasable upon the exercise of the Warrants had such recapitalization, consolidation, merger or conveyance not taken place; and in any such event, the rights of the holders of the Warrants to any adjustment in the number of shares of Common Stock purchasable upon the exercise of the Warrants, as hereinbefore provided, shall continue and be preserved in respect of any stock which the holders become entitled to purchase.

      11.3. Anything in this Section 11 to the contrary notwithstanding, the Company shall not be required to give effect to any adjustment in the exercise price unless and until the net effect of one or more adjustments, determined as above provided, shall have required a change of the exercise price by at least $.005, but when the cumulative net effect of more than one adjustment so determined shall be to change the actual exercise price by at least $.005, such change in the exercise price shall thereupon be given effect.

      11.4. For purposes of this Section 11, no adjustment shall be made by virtue of the issuance of shares of Common Stock or convertible securities or rights or options to purchase such Common Stock or convertible securities pursuant to any stock purchase plan, stock option plan, employee savings or profit sharing plan, other incentive or benefit plan of the Company or as a result of the issuance of Shares for any reason except as specifically set forth in this Section 11.


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Section 12.  Fractional Warrants and Fractional Shares

      Notwithstanding any other provision of this Agreement or any Warrant Certificate, the Company shall not be required to issue fractions of Warrants on any distribution for Warrant Certificates or to distribute Warrant Certificates which evidence fractional Warrants and no adjustments in respect of a fractional warrant will be made.

Section 13.  Notices to Warrant Holders

      Upon any adjustment of the Exercise Price, the Company within 30 days thereafter shall (a) cause to be filed with the Warrant Agent a certificate, signed by the president or a vice president of the Company and by its treasurer or an assistant treasurer, setting forth the Exercise Price after such adjustment and setting forth in reasonable detail the method of calculation and the facts upon which such calculation is based and setting forth either (1) the number of Shares (or portion thereof) purchasable upon exercise of a Warrant after such adjustment of the Exercise Price, which certificate shall be conclusive evidence of the correctness of the matters set forth therein, and (b) cause written notice of such adjustments to be given to each Warrant Holders as of the record date applicable to such adjustment. Where appropriate, such notice may be given in advance.

Section 14.  Rights of Warrant Holders

      14.1. No Warrant Holders, as such, shall have any rights of a shareholder of the Company, either at law or equity, and the rights of the Warrant Holders, as such, are limited to those rights expressly provided in this Agreement or in the Warrant Certificates. The Company will provide Warrant Holders with copies of all communications provided to shareholders.

      14.2. When any Warrant Certificate shall have been surrendered for exercise accompanied by payment of the Exercise Price as provided in this Agreement, certificates for the Shares purchased upon such exercise shall be issuable to any person designated to be the record holder of such surrender and payment, whichever last occurs; provided that if at such date the transfer books for the Shares shall be closed, the certificates for the Shares shall be issuable on the date on which such books shall next be open (whether before, on, or after the Expiration Date) and until then the Company shall be under no duty to deliver any certificate for such Shares; and further provided that such books, unless otherwise required by law, shall not be closed at any one time for a period longer than thirty (30) days.

      14.3. The Company and the Warrant Agent may treat the registered Warrant Holder in respect of any Warrant Certificate as the absolute owner thereof for all purposes notwithstanding any notice to the contrary.

Section 15.  Warrant Agent

      15.1. The Company hereby appoints the Warrant Agent to act as the agent of the Company in accordance with this Agreement, and Warrant Agent hereby accepts such appointment.


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      15.2. The Warrant Agent  undertakes the duties and obligations  imposed by this Agreement upon the following terms and conditions by all of which the Company and every Warrant Holder, by acceptance of any Warrants, shall be bound:

            a. The statements contained in this Agreement and in the Warrant Certificate shall be taken as statements of the Company, and the Warrant Agent assumes no responsibility for the correctness of any of the same except such as describe the Warrant Agent or action taken or to be taken by it.

            b. The Warrant Agent shall not be responsible for any failure of the Company to comply with any of the covenants contained in this Agreement or in the Warrant Certificate to be complied with by the Company.

            c. The Warrant Agent shall incur no liability or responsibility to the Company or to any Warrant Holder for any action taken in reliance on any genuine notice, resolution, waiver, consent, order, certificate, or other paper, document or instrument signed, sent, or presented by the proper party or parties.

            d. The Company agrees to pay to the Warrant Agent reasonable compensation for all services rendered by the Warrant Agent in the execution of this Agreement, and to reimburse the Warrant Agent for all expenses, taxes and governmental charges and other charges of any kind and nature incurred by the Warrant Agent in the Execution of this Agreement and not reimbursed by the Warrant Holders.

            e. The Warrant Agent shall be under no obligation to institute any action, suit, or legal proceeding or to take any other action likely to involve expense unless the Company or one or more Warrant Holders shall furnish the Warrant Agent with reasonable security and indemnity for any costs and expenses which may be incurred, but this provision shall not affect the power of the Warrant Agent to take such action as the Warrant Agent may consider proper, whether with or without any such security or indemnity. All rights of action under this Agreement shall be brought in its name as Warrant Agent, and any recovery of judgment shall be for the ratable benefit of the Warrant Holders as their respective rights or interests may appear.

            f. Nothing herein shall preclude the Warrant Agent from acting in any other capacity for the Company or for any other legal entity.

            g. The Warrant Agent shall act hereunder solely as agent for the Company, and its duties shall be determined solely by the provisions hereof.

Section 16.  Merger, Consolidation or Change of Name of Warrant Agent

      Any corporation into which the Warrant Agent may be merged or converted or with which it may be consolidated, or any corporation resulting from any merger, conversion, or consolidation to which the Warrant Agent shall be a party, or any corporation succeeding to the corporate trust

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business  of the  Warrant  Agent shall be the  successor  to the  Warrant  Agent hereunder without the execution or filing of any paper or any further act on the part of the parties hereto, provided that such corporation would be eligible for appointment as a successor Warrant Agent under the provisions of Section 17 of this Agreement.

Section 17.  Change of Warrant Agent

      The Company may discharge the Warrant Agent at any time and may appoint a successor Warrant Agent or perform the functions of the Warrant Agent itself. The Warrant Agent may resign and be discharged from its duties under this Agreement by giving to the Company notice in writing, and giving notice in writing to each Warrant Holder at his address appearing in the Warrant register, specifying a date when such resignation shall take effect, which notice shall be sent at least thirty (30) days prior to the date so specified. If the Warrant Agent shall resign or shall otherwise become incapable of acting, the Company shall appoint a successor to the Warrant Agent. If the Company shall fail to make such appointment within a period of thirty (30) days after it has been notified in writing of such resignation or incapacity by the resigning or incapacitated Warrant Agent or by any Warrant Holder, then any Warrant Holder may apply to any court of competent jurisdiction for the appointment of a successor to the Warrant Agent. Pending appointment of a successor to the Warrant Agent, either by the Company or by such court, the duties of the Warrant Agent shall be carried out by the Company. Any successor Warrant Agent, whether appointment by the Company or by such court, must be capable to performing all of the duties of this Agreement. After appointment, the successor Warrant Agent shall be vested with the same powers, rights, duties, and responsibilities as if it had been originally named as Warrant Agent without further act or deed, and the former Warrant Agent shall deliver and transfer to the successor Warrant Agent any property at the time held by it hereunder, and execute and deliver any further assurance, conveyance, act, or deed necessary for the purpose. Failure to give any notice provided for in this section, however, or any defect therein, shall not affect the legality or validity of the resignation or removal of the Warrant Agent or the appointment of the successor Warrant Agent, as the case may be.

Section 18.  Notices

      Any notice or demand authorized by this Agreement to be given or made shall be sufficiently given or made if sent by mail, first class or registered, postage prepaid, addressed (until another address is filed in writing by the Company with the Warrant Agent), as follows:

      The Company
      Cyclo3pss Corporation.
      3646 West 2100 South
      Salt Lake City, UT 84120

      The Warrant Agent
      Interwest Transfer Company, Inc.
      1981 East 4800 South, Suite 100
      Salt Lake City, Utah 84117


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Section 19.  Supplements and Amendments

      19.1. The Company and the Warrant Agent may from time to time supplement or amend this Agreement without the approval of any Warrant Holders in order to cure any ambiguity or to correct or supplement any provision contained herein which may be defective or inconsistent with any other provision herein, or to make any other provisions in regard to matters or questions arising hereunder which the Company and the Warrant Agent may deem necessary or desirable and which shall not adversely affect the interests of the Warrant Holders.

      19.2. With the consent of the Warrant Holders of at least two-thirds of all remaining outstanding Warrants, given as set forth in this Subsection 19.2, the Warrant Agent and the Company may make any other amendment in this Agreement provided that no such change may shorten the time of exercise of any Warrant or increase the Exercise Price without time of exercise of any Warrant or increase the Exercise Price without the consent of all Warrant Holders. No consent of Warrant Holders need to be obtained to amend those terms of the Warrants described in Subsection 19.3. Consent of the Warrant Holders under this Subsection 19.2 shall be evidenced by either (i) consents in writing to the amendment, which consent need not set forth the specific form of amendment but shall be sufficient if agreeing to the general substance thereof, and which shall be executed by the Warrant Holders and notarized of acknowledged (any consent so given in respect of a particular Warrant shall be binding upon any subsequent owner thereof); (ii) by the affirmative vote of the requisite Warrant Holders at a meeting of Warrant Holders called by the Company or the Warrant Agent and held at such time and place as may be specified in a written notice of the meeting to be mailed to each Warrant Holder not less than ten (10) days nor more than fifty (50) days prior to the date set for the meeting. The Company or the Warrant Holders entitled to vote at any meeting of Warrant Holder, which record date shall be not more than fifty (50) days prior to the date of mailing notice thereof. The Company and the Warrant Agent may make reasonable regulations for the conduct of such meeting and for the appointment of a chairman and a secretary thereof and of inspectors of votes. Proxies may be used at any such meeting in the same manner as is provided in the Company's Bylaws with respect to proxies for meetings of its stockholders.

      19.3. Notwithstanding anything contained in this Agreement to the contrary, the Company has the right, in its sole discretion, to extend the period during which the Warrants are exercisable and to reduce the Exercise Price without the consent of the Warrant Agent or the Warrant Holders.

Section 20.  Successors

      All the covenants and provisions of this Agreement by or for the benefit of the Company or the Warrant Agent shall bind and inure to the benefit of their respective successors and assigns hereunder.

Section 21.  Termination

      This Agreement shall terminate at the close of business on the Expiration Date or such earlier date upon which all Warrants have been exercised.


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Section 22.  Governing Law

      This Agreement and each Warrant Certificate issued hereunder shall be deemed to be a contract made under the laws of the State of Utah and for all purposes shall be construed in accordance with the laws of such state.

Section 23.  Benefits of this Agreement

      Nothing in this Agreement shall be construed to give any person or corporation other than the Company, the Warrant Agent and the Warrant Holders any legal or equitable right, remedy or claim under this Agreement; but this Agreement shall be for the sole and exclusive benefit of the Company, the Warrant Agent and the Warrant Holders.

Section 24.  Agreement Available to Warrant Holders

      A copy of this Agreement shall be available at all reasonable times at the office of the Warrant Agent for inspection by any Warrant Holders. As a condition of such inspection, the Warrant Agent may require any Warrant Holder to submit his Warrant Certificate for inspection.

Section 25.  Counterparts

      This Agreement may be executed in any number of counterparts, each of such counterparts shall for all purposes be deemed to be an original and all such counterparts shall together constitute but one and the same instrument.

      IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed, all as of the date and year first above written.

                                          Cyclo3pss Corporation


                                          By    /s/ William R. Stoddard
                                                President



                                          Interwest Transfer Company, Inc.


                                          By    /s/ Kurt Hughes
                                                Duly Authorized Agent

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